UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________________________
FORM 8-K
____________________________________________________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2013

MATTSON TECHNOLOGY, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-24838	77-0208119
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

47131 Bayside Parkway
Fremont, California    94538
(Address of Principal Executive Offices including Zip Code)
(510) 657-5900
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Credit Agreement

On April 12, 2013, Mattson Technology, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) regarding a three-year $25,000,000 senior secured revolving credit facility with Silicon Valley Bank, part of SVB Financial Group. Under the Credit Agreement, advances are available based on (i) the achievement of certain quarterly EBITDA levels, and (ii) a borrowing base formula equal to the sum of up to (a) 80 percent of eligible accounts receivable and advance billings and (b) 30 percent of eligible inventory, minus any reserves established by the bank. Upon closing, the Company borrowed $10 million under the Credit Agreement at an annual interest rate of 4.75 percent.

The obligations of the Company under the Credit Agreement are guaranteed by Mattson International, Inc., a wholly-owned subsidiary of the Company (together with the Company, the “Loan Parties”), and are secured by substantially all of the assets of the Loan Parties, including a pledge of the capital stock holdings of the Loan Parties in certain of their direct subsidiaries.

The interest rates under the Credit Agreement will depend on the type of loan, the Company's consolidated EBITDA for the trailing four fiscal quarters, and on published rates plus an applicable margin. Pursuant to the terms of the Credit Agreement, borrowings classified as Alternate Base Rate (“ABR”) loans bear interest at a rate based on ABR (which is equal to the higher of the prime rate or the Federal Funds Effective Rate plus 0.50 percentage points) plus an applicable margin that varies between 0.25 percent and 1.50 percent depending on the Company's consolidated EBITDA for the four fiscal quarters most recently ended. Pursuant to the terms of the Credit Agreement, borrowings classified as Eurodollar loans bear interest at a rate based on the Eurodollar Rate (which is equal to the Eurodollar Base Rate (the rate per annum determined by the administrative agent by reference to the British Bankers' Association LIBOR Rate or the successor thereto) over 1.00 minus Eurocurrency Reserve Requirements) plus an applicable margin that varies between 3.25 percent and 4.50 percent depending on the Company's consolidated EBITDA for the four fiscal quarters most recently ended. In the absence of an event of default, any amounts outstanding under the Credit Agreement may be repaid and re-borrowed anytime until the maturity date, which is April 12, 2016. If an event of default occurs under the Credit Agreement, the interest rate will increase by 2.00 percent per annum.

The Credit Agreement contains customary affirmative covenants and negative covenants applicable to the Company and its subsidiaries including financial covenants requiring the Company and its subsidiaries to maintain a minimum level of consolidated EBITDA and a minimum quick ratio, as well as restrictions on liens, investments, indebtedness, fundamental changes, sale leaseback transactions, swap agreements, accounting changes, dispositions of property, making certain restricted payments (including restrictions on dividends and stock repurchases), entering into new lines of business, and transactions with affiliates. The obligations of the Borrower under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the material inaccuracy of representations or warranties, bankruptcy and insolvency related defaults, defaults relating to matters such as ERISA, judgments, and a change of control.

In connection with the Credit Agreement, the Company agreed to pay Silicon Valley Bank an upfront fee of $125,000 and an unused line fee equal to 0.375 percent per annum, payable monthly on the unused amount of the revolving credit facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Credit Agreement is incorporated herein in its entirety.

Item 8.01.	Other Events

On April 15, 2013, the Company issued a press release announcing that it had entered into the Credit Agreement.
The information in the attached press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Entry into a Material Definitive Agreement
(d) Exhibits.

Exhibit	Description
99.1	Press release dated April 15, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 15, 2013

By: /s/ TYLER PURVIS
Tyler Purvis Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)